Exhibit 22.1

The following subsidiary of Ferguson Enterprises Inc. may fully and unconditionally guarantee registered debt securities issued by Ferguson Enterprises Inc.:

Name of Guarantor	Jurisdiction of incorporation or organization
Ferguson UK Holdings Limited	England and Wales